Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File Nos. 333- 226841, 333-233722, 333-249550, 333-251187, 333-252482 and 333-262614), Form S-3 (File Nos. 333-230742 and 333-221126) and Form S-8 (File Nos. 333-171181 and 333-207950) of Titan Pharmaceuticals, Inc. of our report dated March 25, 2022, which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern, relating to the financial statements of Titan Pharmaceuticals, Inc., which appears in this Annual Report on Form 10-K.

/s/ WithumSmith+Brown, PC

San Francisco, California
March 25, 2022